UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2012, Cybex International, Inc. (the “Company” or “Cybex”) and RBS Citizens, National Association (“Citizens”) entered into a Loan Modification Agreement, dated as of March 15, 2012, an Amended and Restated Credit Agreement dated as of March 15, 2012, amending and restating the Credit Agreement dated July 2, 2008 (as amended and restated, the “Credit Agreement”), and an Amended and Restated Loan Agreement dated as of March 15, 2012, amending and restating the Loan Agreement dated as of October 17, 2006 (as amended and restated, the “Loan Agreement”). These loan documents among other things provided for a new $8,122,000 mortgage loan under the Loan Agreement, increased the revolving line of credit ceiling under the Credit Agreement to $18,000,000, extended the maturity date of the revolving line of credit to July 2, 2013 and amended financial and other covenants contained in, and modified the interest rate for the loans under, the Loan Agreement and Credit Agreement. In connection with entering into the amended loan documents, the Company issued to Citizens a warrant to purchase 75,000 shares of the Company’s common stock at an exercise of $.10 per share.

There are no material relationships between Cybex or its affiliates and Citizens or its affiliates, other than in respect to the transactions contemplated by the Credit Agreement, the Loan Agreement and other credit facilities between Cybex and Citizens or its affiliates (including the Master Lease Agreement with RBS Asset Finance, Inc.), and other standard banking arrangements.

Item 8.01 Other Events

On March 21, 2012 the Company consummated the previously announced settlement in the Barnhard v.Cybex International, Inc. product liability litigation, pursuant to which Cybex paid to the plaintiff, net of insurance and contribution by the third party defendant, $18,500,000 and agreed to pay an additional sum of approximately $1,000,000 over seven years, the parties provided cross-releases of all claims, and the litigation will be dismissed with prejudice. To fund a portion of these payments Cybex incurred additional debt from RBS Citizens, National Association pursuant to the amended loan documents described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2012

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer